EXHIBIT 99.1

Legacy Reserves LP Announces Second Quarter 2009 Results

MIDLAND, Texas, Aug. 5, 2009 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced second quarter results for 2009. This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or about August 7, 2009 within Legacy's Quarterly Report on Form 10-Q.

A summary of selected financial information follows. For complete financial statements, please see accompanying tables.

 ---------------------------------------------------------------------
                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                            June 30,   March 31,   June 30,  June 30,
                           -------------------------------------------
                              2009       2009       2009       2008
 ---------------------------------------------------------------------
                                      (dollars in millions)
 Production (Boe/d)            8,154      8,322      8,238      7,088
 Revenue                       $31.9      $23.1      $54.9     $115.4
 Expenses                      $31.3      $34.7      $66.0      $56.6
 Operating income (loss)        $0.6     ($11.6)    ($11.1)     $58.8
 Unrealized gain (loss) on
  commodity swaps             ($75.8)      $0.5     ($75.3)   ($235.4)
 Net income (loss)            ($57.0)      $3.5     ($53.5)   ($196.9)
 Adjusted EBITDA (*)           $32.0      $24.8      $56.8      $58.6
 Distributable Cash Flow
  (*)                          $24.7      $14.9      $39.6      $47.5
 ---------------------------------------------------------------------
 * Non-GAAP financial measure, see Adjusted EBITDA table at the end of this press release

Highlights of the second quarter of 2009 compared to the first quarter of 2009:

 -- Production decreased 2% to 8,154 Boe per day from 8,322 Boe per day as a result of the reduction in development capital
    expenditures in the first half of 2009 compared to the second half of 2008 along with downtime related to third party gas plant maintenance in the Texas Panhandle.

 -- Combined realized prices were $42.93 per Boe, up 39% from $30.79 per Boe in the first quarter excluding the impact of commodity derivatives.  Oil prices were $55.79 per barrel compared to $35.79 per barrel, while natural gas prices increased marginally to $3.79 per Mcf from $3.62 per Mcf.

 -- Oil, NGL and natural gas sales were $31.9 million, a 38% increase from $23.1 million due to the increase in commodity prices which more than offset slightly lower production volumes.

 -- Commodity derivative cash settlements decreased to $16.7 million compared to $19.0 million due to commodity price increases.
    Included in the $16.7 million of settlements is a $3.0 million benefit due to settlement timing in an increasing price
    environment, compared to a $1.3 million detriment in the first quarter as prices fell from the prior quarter.

 -- Production expenses increased modestly to $10.7 million, or $14.38 per Boe, from $10.5 million, or $14.07 per Boe.

 -- Adjusted EBITDA increased 29% to $32.0 million from $24.8 million due to the impact of increased commodity prices compared to the first quarter.

 -- Development capital expenditures were $2.6 million reduced from
    $4.8 million in the prior quarter.

 -- Distributable cash flow increased to $24.7 million from $14.9 million as a result of our higher EBITDA and reduced development capital expenditures.

Comparisons of the six months ended June 30, 2009 results to the six months ended June 30, 2008 follow:

 -- Production increased 16% to 8,238 Boe per day from 7,088 Boe per day as a result of our acquisitions and development capital expenditures in 2008.

 -- Combined realized prices were $36.83 per Boe, down 59% from $89.45 per Boe.  Oil prices were $45.58 per barrel compared to $109.02 per barrel, while natural gas prices declined to $3.71 per Mcf from $9.85 per Mcf.

 -- Oil, NGL and natural gas sales were $54.9 million, a 52% decline from $115.4 million due to lower commodity prices in the period, partially offset by higher production volumes.

 -- Commodity derivative cash settlements received were $35.6 million compared to a $21.9 million loss due to the decline in commodity prices year over year.

 -- Production expenses were $21.2 million, or $14.22 per Boe, compared to $21.3 million, or $16.48 per Boe, due to the lower commodity price environment offset by the acquisition of
    properties and growth in well count.

 -- Adjusted EBITDA decreased 3% to $56.8 million from $58.6 million due primarily to the decline in oil and natural gas sales
    revenues, offset by higher commodity derivatives settlements.

 -- Development capital expenditures remain unchanged year over year at $7.4 million.

 -- Distributable cash flow decreased 17% to $39.6 million from $47.5 million as a consequence of lower adjusted EBITDA and higher cash interest expense.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "We had strong distribution coverage in the second quarter in excess of 1.5 times our $0.52 quarterly distribution. Our $8.5 million of excess distributable cash flow coupled with our improved liquidity outlook and our favorable long-term commodity hedges have bolstered our confidence in continuing to support a $0.52 quarterly distribution. We are pleased to remain public and to continue to pay a cash distribution to our investors."

Take Private Offer

On April 3, 2009, Legacy's Board of Directors announced the receipt of a proposal from Apollo Management VII, LP to acquire all of the outstanding units of Legacy at a cash purchase price of $14.00 per unit, subject to adjustment for any distributions paid to Legacy's limited partners. On June 24, 2009, after careful review of the Proposal Letter and subsequent negotiations relating to the Proposal Letter, Legacy's Conflicts Committee determined that it was in the best interest of the unitholders of Legacy to terminate discussions with Apollo Management.

Net Income/Loss

Legacy incurred a net loss for the second quarter of 2009 of $57.0 million, which was impacted by unrealized losses on oil and natural gas swaps of approximately $75.8 million due to increases in oil and natural gas prices from the end of the first quarter as well as depletion, depreciation and amortization of $13.5 million. In the first quarter of 2009, we reported net income of $3.5 million, which included $0.5 million of unrealized gains on commodity derivatives and depletion, depreciation and amortization of $16.6 million.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices. As of August 5, 2009, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with July 2009 through December 2013:

                           Annual          Average         Price
 Calendar Year         Volumes (Bbls)   Price per Bbl   Range per Bbl
 --------------------- --------------- -------------- ----------------
 July - December 2009          745,626  $       82.82 $61.05 - $140.00
 2010                        1,397,973  $       82.37 $60.15 - $140.00
 2011                        1,155,712  $       88.07 $67.33 - $140.00
 2012                          969,812  $       81.28 $67.72 - $109.20
 2013                          490,025  $       81.31 $80.10 - $82.00

                                            Average          Price
 Calendar Year         Volumes (MMBtu) Price per MMBtu Range per MMBtu
 --------------------- --------------- --------------- ---------------
 July - December 2009        1,828,231  $        7.38   $3.40 - $9.29
 2010                        3,740,859  $        7.26   $5.33 - $9.73
 2011                        2,892,316  $        7.57   $6.13 - $8.70
 2012                        1,945,736  $        7.79   $6.80 - $8.70
 2013                          730,000  $        6.89       $6.89

Additionally, we have entered into NYMEX WTI derivative collar contracts with the following attributes:

                             Annual        Average        Average
 Calendar Year            Volumes (Bbl)  Put ($/Bbl)    Call ($/Bbl)
 ----------------------- -------------- ------------- ----------------
 July - December 2009            38,000 $      120.00 $         156.30
 2010                            71,800 $      120.00 $         156.30
 2011                            68,300 $      120.00 $         156.30
 2012                            65,100 $      120.00 $         156.30

The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into natural gas basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than the NYMEX Henry Hub natural gas index. The basis swaps thereby provide a better correlation between our natural gas sales and the derivative settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX-Waha basis swaps currently in place for production months through December 31, 2010:

                                           Average         Basis
 Waha Basis Swaps             Annual        Basis       Differential
 Calendar Year           Volumes (MMBtu) Differential     per MMBtu
 ----------------------- -------------- ------------- ----------------
 July - December 2009           660,000 $      (0.68) $         (0.68)
 2010                         1,200,000 $      (0.57) $         (0.57)

In 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs. The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS NGL swaps currently in place for production months through December 2009.

                             Annual        Average         Price
 Calendar Year            Volumes (Gal) Price per Gal     per Gal
 ----------------------- -------------- ------------- ----------------
 July - December 2009         1,132,740 $        1.15      $1.15

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices. These derivative instruments are accounted for in accordance with SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities. These instruments are intended to mitigate a portion of Legacy's price risk and may be considered hedges for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes. Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses, which impact reported net income. Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions. The majority of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Quarterly Report on Form 10-Q

The condensed consolidated financial statements and related footnotes will be available in our June 30, 2009 Form 10-Q, which will be filed on or about August 7, 2009.

Conference Call

As announced on July 29, 2009, Legacy Reserves LP will host a teleconference and webcast to discuss Legacy's results on Thursday, August 6, 2009 at 2:00 p.m. (Central Time). Those wishing to participate in the conference call should dial 888-569-5033. A replay of the call will be available through midnight Monday, August 10, 2009, by dialing 719-457-0820 or 888-203-1112 and entering code 5986426. Those wishing to listen to the live or archived webcast via the internet should go to the Investor Relations tab of Legacy's website (www.LegacyLP.com).

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-continent regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in the 2008 Annual Report on Form 10-K filed March 6, 2009 (File No. 001-33249). Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                          LEGACY RESERVES LP
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                             Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                            June 30,   March 31,  June 30,   June 30,
                           ---------- ---------- ---------- ----------
                              2009       2009       2009       2008
                           ---------- ---------- ---------- ----------
                               (In thousands, except per unit data)
 Revenues:
   Oil sales               $  24,604  $  16,465  $  41,069  $  84,488
   Natural gas liquids
    sales (NGL)                2,478      2,069      4,547      8,283
   Natural gas sales           4,773      4,525      9,298     22,625
                           ---------- ---------- ---------- ----------

     Total revenues           31,855     23,059     54,914    115,396
                           ---------- ---------- ---------- ----------

 Expenses:
   Oil and natural gas
    production                11,468     12,002     23,471     23,042
   Production and other
    taxes                      1,887      1,353      3,240      6,558
   General and
    administrative             3,900      3,368      7,268      6,714
   Depletion, depreciation,
    amortization and
    accretion                 13,549     16,621     30,170     20,140
   Impairment of long-lived
    assets                       452      1,156      1,608        108
   Loss on disposal of
    assets                        31        208        239         75
                           ---------- ---------- ---------- ----------

     Total expenses           31,287     34,708     65,996     56,637
                           ---------- ---------- ---------- ----------

     Operating income
      (loss)                     568    (11,649)   (11,082)    58,759

 Other income (expense):
   Interest income                 5          1          6         71
   Interest expense            1,761     (4,259)    (2,498)    (2,966)
   Equity in income (loss)
    of partnerships               --         (2)        (3)        87
   Realized and unrealized
    gain (loss) on oil, NGL
    and natural gas swaps
    and oil collar           (59,172)    19,505    (39,666)  (257,260)
   Other                           6          4         10        (19)
                           ---------- ---------- ---------- ----------

     Income (loss) before
      income taxes           (56,832)     3,600    (53,233)  (201,328)

 Income taxes                   (160)      (111)      (270)      (507)
                           ---------- ---------- ---------- ----------

     Income (loss) from
      continuing operations  (56,992)     3,489    (53,503)  (201,835)

 Gain on sale of
  discontinued operation          --         --         --      4,954
                           ---------- ---------- ---------- ----------

     Net income (loss)     $ (56,992) $   3,489  $ (53,503) $(196,881)
                           ========== ========== ========== ==========

     Income (loss) from
      continuing operations
      per unit -
       basic and diluted   $   (1.83) $    0.11  $   (1.72) $   (6.70)
                           ========== ========== ========== ==========

     Gain on discontinued
      operation per unit -
      basic and diluted    $      --  $      --  $      --  $    0.16
                           ========== ========== ========== ==========

     Net income (loss) per
      unit -
        basic and diluted  $   (1.83) $    0.11  $   (1.72) $   (6.53)
                           ========== ========== ========== ==========

     Weighted average
      number of units used
      in computing net
      income per unit
       basic                  31,069     31,053     31,061     30,141
                           ========== ========== ========== ==========

       diluted                31,069     31,067     31,061     30,141
                           ========== ========== ========== ==========

                          LEGACY RESERVES LP
                CONSOLIDATED BALANCE SHEET (UNAUDITED)
                        (dollars in thousands)

                                                             June 30,
                                                               2009
                                                            ----------
 ASSETS
 Current assets:
   Cash and cash equivalents                                $   7,400
   Accounts receivable, net:
     Oil and natural gas                                       14,520
     Joint interest owners                                      4,405
     Other                                                         57
   Fair value of derivatives                                   27,698
   Prepaid expenses and other current assets                    3,434
                                                            ----------
        Total current assets                                   57,514
                                                            ----------

 Oil and natural gas properties, at cost:
 Proved oil and natural gas properties, using the
  successful efforts method of accounting                     828,841
 Unproved properties                                               78
 Accumulated depletion, depreciation and amortization        (238,035)
                                                            ----------

                                                              590,884
                                                            ----------

 Other property and equipment, net of accumulated
  depreciation and amortization of $1,098                       1,647
 Operating rights, net of amortization of $1,704                5,313
 Fair value of derivatives                                     39,319
 Other assets, net of amortization of $1,849                    5,379
 Investment in equity method investee                              14
                                                            ----------
 Total assets                                               $ 700,070
                                                            ==========

 LIABILITIES AND UNITHOLDERS' EQUITY
 Current liabilities:
     Accounts payable                                       $   2,159
     Accrued oil and natural gas liabilities                   12,087
     Fair value of derivatives                                  7,037
     Asset retirement obligation                                4,162
     Other                                                      2,891
                                                            ----------
        Total current liabilities                              28,336
                                                            ----------

 Long-term debt                                               295,000
 Asset retirement obligation                                   76,300
 Fair value of derivatives                                      5,422
 Other long-term liabilities                                      117
                                                            ----------
 Total liabilities                                            405,175
                                                            ----------
 Commitments and contingencies
 Unitholders' equity:
   Limited partners' equity - 31,069,339 units issued and
    outstanding at June 30, 2009                              294,822
   General partner's equity                                        73
                                                            ----------
   Total unitholders' equity                                  294,895
                                                            ----------

 Total liabilities and unitholders' equity                  $ 700,070
                                                            ==========

           Selected Financial and Operating Data

                             Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                             June 30,  March 31,   June 30,   June 30,
                           ---------- ---------- ---------- ----------
                              2009       2009       2009       2008
                           ---------- ---------- ---------- ----------
                               (In thousands, except per unit data)
 Revenues:
   Oil sales               $  24,604  $  16,465  $  41,069  $  84,488
   Natural gas liquid sales    2,478      2,069      4,547      8,283
   Natural gas sales           4,773      4,525      9,298     22,625
                           ---------- ---------- ---------- ----------
     Total revenue         $  31,855  $  23,059  $  54,914  $ 115,396
                           ========== ========== ========== ==========

 Expenses:
   Oil and natural gas
    production             $  10,671  $  10,537  $  21,209  $  21,253
   Ad valorem taxes        $     797  $  1,465   $   2,262  $   1,789
                           ---------- ---------- ---------- ----------

     Total oil and natural
      gas production
      including ad valorem
      taxes                $  11,468  $  12,002  $  23,471  $  23,042
   Production and other
    taxes                  $   1,887  $   1,353  $   3,240  $   6,558
   General and
    administrative         $   3,900  $   3,368  $   7,268  $   6,714
   Depletion, depreciation,
    amortization and
    accretion              $  13,549  $  16,621  $  30,170  $  20,140

 Realized swap settlements:
   Realized gain (loss) on
    oil swaps              $  12,683  $  14,912  $  27,595  $ (19,173)
   Realized gain (loss) on
    natural gas liquid
    swaps                  $     202  $     470  $     672  $  (1,733)
   Realized gain on natural
    gas swaps              $   3,770  $   3,597  $   7,367  $  (1,002)

 Production:
   Oil - barrels                 441        460        901        775
   Natural gas liquids -
    gallons                    3,843      3,388      7,232      5,543
   Natural gas - Mcf           1,259      1,249      2,508      2,296
   Total (MBoe)                  742        749      1,491      1,290
   Average daily production
    (Boe/d)                    8,154      8,322      8,238      7,088

 Average sales price per
  unit (excluding swaps):
   Oil price per barrel    $   55.79  $   35.79  $   45.58  $  109.02
   Natural gas liquid price
    per gallon             $    0.64  $    0.61  $    0.63  $    1.49
   Natural gas price per
    Mc                     $    3.79  $    3.62  $    3.71  $    9.85
   Combined (per Boe)      $   42.93  $   30.79  $   36.83  $   89.45

 Average sales price per
  unit (including realized
  swap settlements):
   Oil price per barrel    $   84.55  $   68.21  $   76.21  $   84.28
   Natural gas liquid price
    per gallon             $    0.70  $    0.75  $    0.72  $    1.18
   Natural gas price per
    Mcf                    $    6.79  $    6.50  $    6.64  $    9.42
   Combined (per Boe)      $   65.38  $   56.13  $   60.73  $   72.47

 NYMEX oil index prices per
  barrel:
   Beginning of Period     $   49.66  $   44.60  $   44.60  $   95.98
   End of Period           $   69.89  $   49.66  $   69.89  $  140.00

 NYMEX gas index prices per
  Mcf:
   Beginning of Period     $    3.78  $    5.62  $    5.62  $    7.48
   End of Period           $    3.84  $    3.78  $    3.84  $   13.35

 Average unit costs per
  Boe:
   Oil and natural gas
    production             $   14.38  $   14.07  $   14.22  $   16.48
   Ad valorem taxes        $    1.07  $    1.96  $    1.52  $    1.39
   Production and other
    taxes                  $    2.54  $    1.81  $    2.17  $    5.08
   General and
    administrative         $    5.26  $    4.50  $    4.87  $    5.20
   Depletion, depreciation,
    amortization and
    accretion              $   18.26  $   22.19  $   20.23  $   15.61

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts. All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

 -- Interest expense;

 -- Income taxes;

 -- Depletion, depreciation, amortization and accretion;

 -- Impairment of long-lived assets;

 -- (Gain) loss on sale of partnership investment;

 -- (Gain) loss on disposal of assets;

 -- Unit-based compensation expense arising from liability and equity-
    based awards;

 -- Equity in (income) loss of partnerships; and

 -- Unrealized (gain) loss on oil and natural gas derivatives.

Distributable Cash Flow is defined as Adjusted EBITDA less:

 -- Cash interest expense;

 -- Cash income taxes;

 -- Cash settlements of unit options; and

 -- Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

 ---------------------------------------------------------------------
                             Three Months Ended    Six Months Ended
                           --------------------- ---------------------
                             June 30,  March 31,  June 30,   June 30,
                           ---------- ---------- ---------- ----------
                              2009       2009       2009       2008
                           ---------- ---------- ---------- ----------
                                      (dollars in thousands)
 Net income (loss)         $ (56,992) $   3,489  $ (53,503) $(196,881)
   Plus:
     Interest expense
      (income)                (1,761)     4,259      2,498      2,966
     Income taxes                160        111        270        507
     Depletion,
      depreciation,
      amortization and
      accretion               13,549     16,621     30,170     20,140
     Impairment of long-
      lived assets               452      1,156      1,608        108
     (Gain) loss on sale of
      assets                      --        (60)       (60)    (4,942)
     Equity in (income)
      loss of partnership         --          2          3        (87)
     Compensation expense
      on LTIP and
      restricted units           817       (281)       536      1,477
     Unrealized (gain) loss
      on oil and natural
      gas swaps               75,827       (526)    75,300    235,352
                           ---------- ---------- ---------- ----------
 Adjusted EBITDA           $  32,052  $  24,771  $  56,822  $  58,640

   Less:
     Cash interest expense     4,655      4,955      9,610      3,786
     LTIP settlements             59        176        235         34
     Development capital
      expenditures             2,647      4,769      7,416      7,364
                           ---------- ---------- ---------- ----------
 Distributable Cash Flow   $  24,691  $  14,871  $  39,561  $  47,456
 ---------------------------------------------------------------------

CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          432-689-5200